As filed with the Securities and Exchange Commission on August 10, 2020

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

VERB TECHNOLOGY COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	7200	90-1118043
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

(855) 250-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rory J. Cutaia
Chairman of the Board, Chief Executive Officer, President and Secretary
Verb Technology Company, Inc.
2210 Newport Boulevard, Suite 200

Newport Beach, California 92663
(855) 250-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Larry A. Cerutti, Esq.

Troutman Pepper Hamilton Sanders LLP
5 Park Plaza, Suite 1400
Irvine, California 92614
(949) 622-2700 / (949) 622-2739 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this registration becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer[ ]	Accelerated filer [ ]
Non-accelerated filer[X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	3,338,141	$1.23	$4,105,913.43	$532.95

(1)	Consists of 3,338,141 shares of the Registrant’s common stock issuable upon exercise of common stock purchase warrants. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $1.23, which was the average of the high and low prices for the Registrant’s common stock on The Nasdaq Capital Market on August 6, 2020.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2020

PRELIMINARY PROSPECTUS

VERB TECHNOLOGY COMPANY, INC.

3,338,141 Shares of Common Stock Underlying Common Stock Purchase Warrants

This prospectus relates to the proposed resale by the selling security holders named in this prospectus or their permitted assigns of up to 3,338,141 shares of our common stock, $0.0001 par value per share, or common stock, issuable upon exercise of common stock purchase warrants, or the Warrants, held by the selling security holders, which amount consists of up to (i) an aggregate of 1,319,351 shares of common stock issuable upon exercise of common stock purchase warrants, or Waiver Warrants, issued in connection with an Omnibus Waiver and Acknowledgment Agreement, or Waiver Agreement, (ii) an aggregate of 1,910,594 shares of common stock issuable upon exercise of common stock purchase warrants, or Settlement Warrants, issued in connection with Settlement and Release Agreements, or Settlement Agreements, and (iii) an aggregate of 108,196 shares of common stock issuable upon exercise of common stock purchase warrants issued to Meridian Newcastle Group, Inc., or the Meridian Warrants.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling security holders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of such Warrants; however, we cannot predict when or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and the shares of common stock issuable to the selling security holders upon the exercise of the Warrants.

The shares of common stock may be sold by the selling security holders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution” on page 15. For a list of the selling security holders you should refer to the section of this prospectus entitled “Selling Security Holders” on page 10.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VERB.” The last reported price of our common stock on August 6, 2020, was $1.22 per share.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2020.

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus or the date of any supplement to this prospectus, regardless of the time of delivery of this prospectus or any supplement to this prospectus or any sale of our shares of common stock. We are not making an offer to sell the shares of common stock, and we are not soliciting an offer to buy the shares of common stock, in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling security holders of up to 3,338,141 shares of common stock, as described below under “Selling Security Holders.” We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling security holders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of such Warrants; however, we cannot predict when or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling security holders. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying the shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in the shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” In this prospectus, the words “we,” “us,” “our” and similar terms refer to Verb Technology Company, Inc., a Nevada corporation, unless the context provides otherwise.

Our Business

Overview

We are a Software-as-a-Service, or SaaS, applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM, our Customer Relationship Management application; verbLEARN, our Learning Management System application; and verbLIVE, our Live Broadcast Video Webinar application.

Our Technology

Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time, on their devices, when and for how long their prospects have watched a video, how many times such prospects watched it, and what they clicked-on, which allows our users to focus their time and efforts on ‘hot leads’ or interested prospects rather than on those that have not seen such video or otherwise expressed interest in such content. Users can create their hot lead lists by using familiar, intuitive ‘swipe left/swipe right’ on-screen navigation. Our clients report that these capabilities provide for a much more efficient and effective sales process resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology, as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

Our Products

verbCRM combines the capabilities of customer relationship management, or CRM, lead-generation, content management, and in-video e-commerce capabilities in an intuitive, yet powerful tool for both inexperienced as well as highly skilled sales professionals. verbCRM allows users to quickly and easily create, distribute, and post videos to which they can add a choice of on-screen clickable icons which, when clicked, allow viewers to respond to the user’s call-to-action in real-time, in the video, while the video is playing, without leaving or stopping the video. For example, our technology allows a prospect or customer to click on a product they see featured in a video and impulse buy it, or to click on a calendar icon in the video to make an appointment with a salesperson, which are among the many novel features and functionalities designed to eliminate or reduce friction from the sales process for our users. The verbCRM app is designed to be easy to use and navigate, and takes little time and training for a user to begin using the app effectively. It usually takes less than four minutes for a novice user to create an interactive video from our app. Users can add interactive icons to pre-existing videos, as well as to newly created videos shot with practically any mobile device. verbCRM interactive videos can be distributed via email, text messaging, chat app, or posted to popular social media directly and easily from our app. No software download is required to view Verb interactive videos on virtually any mobile or desktop device, including smart TVs.

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verbLEARN is an interactive video-based learning management system that incorporates all of the clickable in-video technology featured in our verbCRM application, however adapted for use by educators for video-based education. verbLEARN is used by enterprises seeking to educate a large sales team or a customer base about new products, or elicit feedback about existing products. It also incorporates Verb’s proprietary data collection and analytics capabilities that inform users in real time, when and for how long the viewers watched the video, how many times they watched it, and what they clicked-on.

verbLIVE builds on popular video-based platforms such as Facebook Live, Zoom, WebEx, and Go2Meeting, among others, by adding Verb’s proprietary interactive in-video ecommerce capabilities – including an in-video Shopify shopping cart integrated for Shopify account holders - to our own live stream video broadcasting application. verbLIVE is a next-generation webinar platform that allows webinar hosts to utilize a variety of novel sales-driving features, including placing interactive icons on-screen that appear on the screens of all viewers, providing in-video click-to-purchase capabilities for products or services featured in the live video broadcast, in real-time, driving friction-free selling. verbLIVE also provides the host with real-time viewer engagement data and interaction analytics. verbLIVE is entirely browser-based, allowing it to function easily and effectively on all devices without requiring the host or the viewers to download software, and is secured through end-to-end encryption. verbLIVE is currently in pre-sales, accepting customer deposits, and is expected to launch commercially in summer 2020.

The Verb In-App Eco-System

To more effectively and efficiently monetize our current large user base, we have developed and have begun to deploy in-app purchase capabilities for all verbCRM users. This feature is currently being distributed and deployed as an automatic software update to enterprise client users whose monthly subscription fees and use of the application are paid by their corporate employer, sponsor, or principal. The in-app purchase capability will allow these users to pay for subscriptions directly in the app with their own credit card in order to access upgraded or unlocked verbCRM features and additional functionality within the app.

In addition, these users will have in-app access to our forthcoming “app store” where users can subscribe for third-party apps that are complimentary to verbCRM user demographics, such as specialized expense tracking applications, tax software, among other third-party apps offered directly to our user base on a revenue share basis with the third-party developers. In addition, we are expecting to introduce during 2020 an “Open API” architecture, allowing third-party developers to create specialized apps with features and functionality that integrate seamlessly into our verbCRM application. These will be offered directly to our user base through our verbCRM app store on a revenue-sharing basis.

Verb Partnerships and Integrations

We have completed the integration of verbCRM into systems offered by 17 of the most popular direct sales back-office system providers, such as Direct Scale, Exigo, By Design, Thatcher, Multisoft, Xennsoft, and Party Plan. Direct sales back-office systems provide many of the support functions required for direct sales operations, including payroll, customer genealogy management, statistics, rankings, and earnings, among other direct sales financial tracking capabilities. The integration into these back-office providers, facilitated through our own API development, allows single sign-on convenience for users, as well as enhanced data analytics and reporting capabilities for all users. We believe that our integration into these back-end platforms accelerates the adoption of verbCRM by large direct sales enterprises that rely on these systems and as such, we believe this represents a competitive advantage.

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We are also in various stages of development, testing and deployment for the integration of our latest generation interactive video and enhanced analytics and reporting technology, and more recently, a core package that includes verbLIVE, into popular CRM providers, including Salesforce, Microsoft, Oracle/NetSuite, and Adobe/Marketo, among others with whom we have executed partnership agreements. Each of these agreements provides for revenue share arrangements resulting from sales of our product to their respective clients. The integrations for Salesforce and Microsoft represent new build integrations, while those for Oracle/NetSuite and Adobe/Marketo represent replacement integrations. We have intentionally, though temporarily, delayed further action on and deployment of these integrations in order to allocate design, engineering and development resources to those initiatives that we believe will become revenue producing opportunities sooner, especially those that we believe will likely produce greater market demand due to the current and anticipated continued effects of the COVID-19 pandemic. We expect to resume action on and deployment of these integrations in the summer of 2020.

Non-Digital Products and Services

Historically, we have also provided certain non-digital services to some of our enterprise clients such as printing and fulfillment services. We designed and printed welcome kits and starter kits for their marketing needs and provided fulfillment services, which consisted of managing the preparation, handling and shipping of our client’s custom-branded merchandise they use for marketing purposes at conferences and other events. We also managed the fulfillment of our clients’ product sample packs that verbCRM users order through the app for automated delivery and tracking to their customers and prospects.

However, on May 20, 2020, we executed a contract with Range Printing, a company in the business of providing enterprise class printing, sample assembly, warehousing, packaging, shipping, and fulfillment services. Pursuant to the contract, through an automated process we have established for this purpose, Range will receive orders for samples and merchandise from us as and when we receive them from our clients and users, and print, assemble, store, package and ship such samples and merchandise on our behalf. The Range contract provides for a revenue share arrangement based upon the specific services to be provided by Range that is designed to maintain our relationship with our clients by continuing to service their non-digital needs, while eliminating the labor and overhead costs associated with the provision of such services by us. The transition to Range Printing is in progress.

Our Market

Our client base consists primarily of multi-national direct sales enterprises to whom we provide white-labeled, client-branded versions of our products. Our clients also include large professional associations, educational institutions, including school districts, auto sales, auto leasing, insurance, real estate, home security, not-for-profits, as well as clients in the health care industry, and the burgeoning CBD industry, among other business sectors. Currently, we provide subscription-based application services to approximately 100 enterprise clients for use in over 60 countries, in over 48 languages, which collectively account for a user base generated through more than 1.6 million downloads of our verbCRM application. Among the new business sectors targeted for this year are pharmaceutical sales, government institutions, and political parties and candidates.

In April 2020, we commenced local language sales, sales support, customer support, and marketing operations in Japan. In order to ensure compliance with Japan’s laws, rules and regulations, our operations were established pursuant to, and in accordance with, an exclusive reseller agreement with an existing Tokyo-based Japanese corporation operated by a team with over 30-years’ experience in the Japan direct sales industry. They operate and market our applications in Japan under the Verb brand.

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Revenue Generation

We generate revenue from the following sources:

●	recurring subscription fees paid by enterprise users and affiliates;
●	recurring subscription fees paid by non-enterprise, small business, and individual users;
●	recurring subscription fees paid by users who access in-app purchases of various premium services, features, functionality, and upgrades;
●	recurring subscription fees paid by users who access in-app purchases of third-party software provider apps in our forthcoming app store;
●	recurring subscription fees paid by users of Salesforce, Microsoft, Oracle/NetSuite, and Adobe/Marketo, among others with whom we have executed partnership agreements, for access to our applications that we intend to integrate into these platforms, including recurring subscription fees paid by users who subscribe to bundled service offerings from these partners and/or their respective value-added resellers;
●	recurring subscription fees paid by users for all of the foregoing products and services generated through our recently launched Japan operations;
●	recurring subscription fees paid by users generated through our forthcoming reseller and affiliate distribution programs; and
●	fees paid by enterprise clients for non-digital products and services through our Range Printing venture.

Corporate Information

We are a Nevada corporation that was incorporated in February 2005. Our principal executive offices are located at 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663, and our telephone number is (855) 250-2300. Our Internet website is https://www.verb.tech/. The content of our Internet website does not constitute a part of this prospectus.

The Offering

Securities offered by the selling security holders	3,338,141 shares of common stock upon exercise of outstanding Warrants.

Common stock outstanding prior to this offering	43,913,670 shares, as of August 5, 2020.

Common stock to be outstanding after this offering	47,251,811 shares, which gives effect to the shares of common stock offered under this prospectus.

The Nasdaq Capital Market symbol	VERB

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. We will receive proceeds upon cash exercises, if any, of the Warrants. See “Use of Proceeds.”

Risk Factors	There are many risks related to our business, this offering and ownership of the shares of common stock that you should consider before you decide to buy the shares of common stock in this offering. You should read the “Risk Factors” section beginning on page 6, as well as other cautionary statements throughout this prospectus, before investing the shares of common stock.

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The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 43,913,670 shares outstanding as of August 5, 2020, and excludes the following:

●	4,692,271 shares of common stock issuable upon the exercise of outstanding stock options as of August 5, 2020, with a weighted-average exercise price of $1.71 per share;

●	2,671,852 shares of common stock issuable under restricted stock awards as of August 5, 2020, with a weighted-average exercise price of $1.22 per share;

●	330,912 shares of common stock reserved for future issuance under our 2019 Omnibus Incentive Plan, or Incentive Plan;

●	13,509,038 shares of common stock issuable upon exercise of warrants to purchase common stock outstanding as of August 5, 2020, with a weighted-average exercise price of $2.49 per share;

●	1,849,036 shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, or Series A Preferred Stock; and

●	any additional shares of common stock we may issue from time to time after that date.

Unless otherwise indicated, all information in this prospectus assumes the following:

●	no exercise of outstanding options and warrants (including the Warrants); and

●	no conversion of outstanding shares of our Series A Preferred Stock, or our convertible notes.

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RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, our most recent Amendment to Annual Report on Form 10-K/A, our most recent Quarterly Report on Form 10-Q, and our most recent Amendment to Quarterly Report on Form 10-Q/A filed with the SEC. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Our bylaws contain an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts in the State of Nevada shall be the exclusive forum for any litigation relating to our internal affairs, including, without limitation: (i) any derivative action brought on behalf of us, (ii) any action asserting a claim for breach of fiduciary duty to us or our stockholders by any current or former officer, director, employee, or agent of us, or (iii) any action against us or any current or former officer, director, employee, or agent of us arising pursuant to any provision of the Nevada Revised Statutes, or NRS, the articles of incorporation, or the bylaws.

For the avoidance of doubt, the exclusive forum provision described above does not apply to any claims arising under the Securities Act of 1933, as amended, or Securities Act, or the Securities Exchange Act of 1934, as amended, or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The choice of forum provision in our bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The applicable courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. With respect to the provision making the state and federal courts in the State of Nevada the sole and exclusive forum for certain types of actions, stockholders who do bring a claim in the state and federal courts in the State of Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Nevada. Finally, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, among others, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “would,” “will,” “should,” “could,” “objective,” “target,” “ongoing,” “contemplate,” “potential” or “continue” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, which could cause actual results or events to differ materially from such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares.

We may, however, receive cash proceeds equal to the exercise price of the Warrants that a stockholder may exercise, to the extent any such Warrants are exercised for cash. We expect to use any proceeds received by us from the cash exercise of these Warrants for general corporate purposes.

We cannot predict when or if these Warrants will be exercised, and it is possible that these Warrants may expire and never be exercised. The Warrants are exercisable under certain circumstances on a cashless basis and if the Warrants be exercised on a cashless basis we will not receive any proceeds from the exercise of the Warrants. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of these Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

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DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings for use in the continued development of our business.

We cannot, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock authorize or create any class of stock ranking as to dividends, redemption, or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A Preferred Stock. Moreover, as long as any shares of Series A Preferred Stock are outstanding, unless the holders of at least 75% in stated value of the then-outstanding shares of Series A Preferred Stock have otherwise given prior written consent, we cannot, directly or indirectly, pay cash dividends or distributions on our common stock.

MARKET INFORMATION FOR OUR COMMON STOCK

Our common stock is listed on The Nasdaq Capital Market under the symbol “VERB.” As of August 6, 2020, we had 172 holders of record of our common stock, based on information provided by our transfer agent. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On August 6, 2020, the last reported price of our common stock on The Nasdaq Capital Market was $1.22 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 5, 2020 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The table is based on information provided to us by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of August 5, 2020. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after August 5, 2020 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group, but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 43,913,670 shares of common stock outstanding as of the date of the table.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Verb Technology Company, Inc., 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Rory J. Cutaia	Common	4,156,701	(4)	9.3%
James P. Geiskopf	Common	781,733	(5)	1.8%
Jeffrey R. Clayborne	Common	494,343	(6)	1.1%
Philip J. Bond	Common	36,058	(7)	*
Kenneth S. Cragun	Common	36,058	(7)	*
Nancy Heinen	Common	4,891	(8)	*
Judith Hammerschmidt	Common	4,891	(8)	*
Chad J. Thomas	Common	182,249	(9)	*
All directors and executive officers as a group (8 persons)	Common	5,696,924		12.6%

*	Less than 1%.

(1)	Messrs. Cutaia, Geiskopf, Bond and Cragun and Mses. Heinen and Hammerschmidt are the directors of our company. Messrs. Cutaia, Thomas and Clayborne are the named executive officers of our company.

(2)	Except as otherwise indicated, we believe that the beneficial owners of the shares of our common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Percentage of common stock is based on 43,913,670 shares of our common stock issued and outstanding as of August 5, 2020.

(4)	Consists of 3,250,934 shares of our common stock held directly, 240,240 shares of our common stock held by Cutaia Media Group Holdings, LLC (an entity over which Mr. Cutaia has dispositive and voting authority), 54,006 shares of our common stock held by Mr. Cutaia’s spouse (as to which shares, he disclaims beneficial ownership), and 4,500 shares of our common stock held jointly by Mr. Cutaia and his spouse. Also includes 283,333 shares of our common stock underlying stock options held directly and 20,000 shares of our common stock underlying stock options held by Mr. Cutaia’s spouse that are exercisable within 60 days of the date of the record date (as to which underlying shares, he disclaims beneficial ownership). The total also includes 303,688 shares of our common stock underlying warrants granted to Mr. Cutaia, which warrants are exercisable within 60 days of the record date. Excludes 974,525 restricted stock awards that will not vest within 60 days of the record date. The total also excludes 665,460 shares of our common stock underlying stock options not exercisable within 60 days of the record date.

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(5)	Includes 593,067 shares of our common stock held directly and 5,333 shares of our common stock held by Mr. Geiskopf’s children. Also includes 183,333 shares of our common stock underlying stock options exercisable within 60 days of the record date. Excludes 292,073 restricted stock awards that will not vest within 60 days of the record date.

(6)	Includes 214,801 shares of our common stock held directly. Also, includes 279,542 shares of our common stock underlying stock options that are exercisable within 60 days of the record date. Excludes 622,639 restricted stock awards that will not vest within 60 days of the record date. The total also excludes 253,343 shares of our common stock underlying stock options not exercisable within 60 days of the record date.

(7)	Includes 9,391 shares of our common stock held directly. Also includes 26,667 shares of our common stock underlying stock options exercisable within 60 days of the record date. Excludes 146,037 restricted stock awards that will not vest within 60 days of the record date. The total also excludes 40,000 shares of our common stock underlying stock options not exercisable within 60 days of the record date.

(8)	Includes 4,891 shares of our common stock held directly. Excludes 234,244 restricted stock awards that will not vest within 60 days of the record date.

(9)	Includes 137,805 shares of our common stock held directly. Also includes 44,444 shares of our common stock underlying stock options exercisable within 60 days of the record date. Excludes 88,889 shares of our common stock underlying stock options not exercisable within 60 days of the record date.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all our existing equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding restricted stock awards, options, warrants and rights (a)	Weighted- average exercise price of outstanding restricted stock awards, options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,594,522	1.52	5,662,145
Equity compensation plans not approved by security holders	2,858,462	$1.79	-
Total	5,452,984	$1.66	5,662,145

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SELLING SECURITY HOLDERS

This prospectus covers the sale by the selling security holders of up to an aggregate of 3,338,141 shares of common stock issuable upon exercise of Warrants, which amount consists of up to (i) an aggregate of 1,319,351 shares of common stock issuable upon exercise of the Waiver Warrants issued in connection with the Waiver Agreement, (ii) an aggregate of 1,910,594 shares of common stock issuable upon exercise of the Settlement Warrants issued in connection with the Settlement Agreements, and (iii) an aggregate of 108,196 shares of common stock issuable upon exercise of the Meridian Warrants issued to Meridian Newcastle Group, Inc.

Omnibus Waiver and Acknowledgment Agreement

General

On August 8, 2019, we entered into a Securities Purchase Agreement, or the Securities Purchase Agreement, with certain purchasers named therein, pursuant to which we agreed to issue and sell to the purchasers up to an aggregate of 6,000 shares of our Series A Preferred Stock and warrants, or August Warrants, to purchase an aggregate of up to 3.87 million shares of our common stock. We closed the offering on August 14, 2019 and issued 5,030 shares of Series A Preferred Stock and granted August Warrants to purchase up to 3,245,156 shares of common stock in connection therewith resulting in aggregate proceeds of $5,030,000.

On February 5, 2020, we initiated a private placement for the sale and issuance of up to five million shares of our common stock at $1.20 per share pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. On February 25, 2020, we had an initial closing of our private placement, and on March 20, 2020, we had a second closing. By virtue of the initial closing and the second closing, we issued 3,267,833 shares of our common stock and received total gross proceeds of $3,921,400.

On February 7, 2020, in connection with our private placement, all of the purchasers under the Securities Purchase Agreement who, as of February 7, 2020, continued to own shares of our Series A Preferred Stock entered into the Waiver Agreement whereby they (i) waived their respective rights to participate in our private placement and (ii) declined to accept the price protection rights to which they otherwise were entitled as holders of shares of our Series A Preferred Stock. In connection with the Waiver Agreement, we granted to each of the purchasers under the Securities Purchase Agreement who continued to own shares of our Series A preferred Stock as of February 7, 2020 the Waiver Warrants, the terms of which are described below.

The Waiver Warrants

The Waiver Warrants are exercisable from and after six months after the date of issuance and at any time for the five-year period from the date of issuance for shares of common stock with an original exercise price of $1.55 per share, which was subsequently reduced to the current exercise price of $1.10 per share as a result of our public offering in July 2020, subject to adjustment as provided therein, and terminate five years after issuance. A holder of Waiver Warrants will not have the right to exercise any portion of its Waiver Warrants if the holder, together with its affiliates, would beneficially own over 4.99%; provided, however, that upon prior notice to us, the holder may decrease or may increase its ownership limitation, provided that in no event will the ownership limitation exceed 9.99%.

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The exercise price of our common stock issuable upon exercising the Waiver Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein. If we or any subsidiary, at any time while the Waiver Warrants are outstanding, sell or grant any option to purchase, or sell or grant any right to reprice or otherwise dispose of or issue any common stock or common stock equivalents at an effective price less than the exercise price then in effect, then the exercise price shall be reduced to the lower exercise price then in effect, subject to adjustment for reverse and forward stock splits, recapitalizations, and similar transactions and subject to certain exceptions. The Waiver Warrants impose penalties on us for failure to timely deliver the shares of common stock.

The Waiver Warrants may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering the shares of common stock.

If we, at any time while the Waiver Warrants are outstanding, issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the volume weighted average price on the record date mentioned below, then the exercise price shall be multiplied by a fraction, of which the denominator shall be the number of shares of common stock outstanding on the date of issuance of such rights, options, or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of common stock outstanding on the date of issuance of such rights, options, or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered (assuming receipt by us in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such volume weighted average price. Such adjustment shall be made whenever such rights, options, or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options, or warrants. If we make a distribution of our assets to all holders of shares of our common stock, each holder of a Waiver Warrant will have the right to acquire the same assets as if it had exercised its Waiver Warrant.

The Waiver Warrants contain provisions prohibiting us from entering into certain transactions involving a change of control, unless the successor assumes in writing all of our obligations under the Waiver Warrants. In the event of a fundamental transaction, we or any successor entity shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), purchase the Waiver Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of the Waiver Warrant on the date of the consummation of such fundamental transaction. “Black Scholes Value” means the value of the Waiver Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P., or Bloomberg, determined as of the day of consummation of the applicable fundamental transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date, (B) an expected volatility equal to the 100-day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365-day annualization factor) as of the trading day immediately following the public announcement of the applicable fundamental transaction (but in no event shall such expected volatility be greater than one hundred percent (100%)), (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction and (ii) the greater of (x) the last volume weighted average price immediately prior to the public announcement of such fundamental transaction and (y) the last volume weighted average price immediately prior to the consummation of such fundamental transaction, and (D) a remaining option time equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five business days of the holder’s election (or, if later, on the effective date of the fundamental transaction).

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Registration Rights

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the issuance and sale of the Waiver Warrants under the terms of the Waiver Agreement, we have elected to register for resale the shares of common stock issuable upon exercise of the Waiver Warrants.

Settlement and Release Agreements

General

On August 5, 2020, we entered into a Settlement Agreement with Iroquois Capital Investment Group LLC and Iroquois Master Fund Ltd., which we refer to collectively as Iroquois, and on August 6, 2020, we entered into a Settlement Agreement with Kingsbrook Opportunities Master Fund LP, or Kingsbrook, pursuant to which we agreed to issue up to an aggregate (i) 1,870,594 shares of common stock issuable upon exercise of the Settlement Warrants in favor of Iroquois and (ii) 40,000 shares of common stock issuable upon exercise of the Settlement Warrant in favor of Kingsbrook in an effort to resolve any claims, and without admission of wrongdoing or failures by us, Iroquois or Kingsbrook, of Iroquois’ right to participate in our public offering in July 2020 and Kingsbrook’s right to participate in our private placement in February 2020.

The Settlement Warrants

The Settlement Warrants are exercisable from and after the date of issuance and at any time, in the case of the Settlement Warrants issued to Iroquois, for the ten-trading-day period from the date this registration statement is declared effective by the SEC, and in the case of the Settlement Warrant issued to Kingsbrook, for the three-year period from the date of issuance, for shares of common stock with an exercise price of $1.10 per share. The Settlement Warrants issued to Iroquois terminate ten trading days after this registration statement is declared effective by the SEC, and the Settlement Warrant issued to Kingsbrook terminates three years after issuance.

The exercise price and number of the shares of our common stock issuable upon exercising the Settlement Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein.

In addition, the Settlement Warrants issued to Kingsbrook may be exercised on a cashless basis if at any time after six-months of issuance there is no effective registration statement registering the Settlement Warrants issued to Kingsbrook. The Settlement Warrants issued to Kingsbrook also impose penalties on us for failure to timely deliver the shares of common stock underlying the Settlement Warrants issued to Kingsbrook.

Registration Rights

In connection with the issuance and sale of 1,910,594 shares of common stock under the terms of the Settlement Agreements, we granted registration rights to Iroquois and Kingsbrook pursuant to which we agreed to file a registration statement with the SEC within ten days after the execution and delivery of the Settlement Agreements for the resale by Iroquois and Kingsbrook of up to 1,910,594 shares of common stock. We are required to use reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable after the filing thereof.

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We are obligated to keep a registration statement we file in compliance with our obligations under the Settlement Agreements effective for resale by Iroquois and Kingsbrook at all times until the earlier of (i) the date on which all 1,910,594 shares of common stock underlying the Settlement Warrants covered by the registration statement may be sold without restriction pursuant to Rule 144 of the Securities Act or (ii) the date on which Iroquois and Kingsbrook have sold all 1,910,594 shares of common stock underlying the Settlement Warrants covered by the registration statement.

The Settlement Agreements contain various indemnification provisions in connection with the registration of the 1,910,594 shares of common stock.

Meridian Warrants

General

On July 10, 2019, we issued an aggregate of 108,196 shares of common stock issuable upon exercise of the Meridian Warrants to Meridian Newcastle Group, Inc.

Meridian Warrants

The Meridian Warrants are exercisable from and after the date of issuance and at any time for the five-year period from the date of issuance for shares of common stock with an exercise price of $3.44 per share, subject to adjustment as provided therein, and terminate five years after issuance. Meridian Newcastle Group, Inc. will not have the right to exercise any portion of its Meridian Warrants if it, together with its affiliates, would beneficially own over 4.99%.

The exercise price and number of the shares of our common stock issuable upon exercising the Meridian Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein.

If we make a distribution of our assets to all holders of shares of our common stock, Meridian Newcastle Group, Inc. will have the right to acquire the same assets as if it had exercised its Meridian Warrants.

The Meridian Warrants contain provisions prohibiting us from entering into certain transactions involving a change of control, unless the successor assumes in writing all of our obligations under the Meridian Warrants.

Registration Rights

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the issuance and sale of the Meridian Warrants, we have elected to register for resale the shares of common stock issuable upon exercise of the Meridian Warrants.

Selling Security Holder Table

This prospectus covers the sale by the selling security holders of up to an aggregate of 3,338,141 shares of common stock. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders have not had any material relationship with us within the past three years.

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The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock and Warrants as of August 10, 2020.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take into account the limitation on exercisability of the Warrants in connection with any exercise resulting in a selling security holder beneficially owning in excess of 4.99% of our issued and outstanding common stock (which limit may be decreased upon prior notice to us or may be increased to an amount not in excess of 9.99% upon 61-days’ prior notice to us). The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The fourth column assumes the sale of all of the shares of common stock offered by the selling security holders under this prospectus. The number of shares in the fourth column does not take into account any limitations on the exercise of any Warrants held by the selling security holders.

Except as disclosed in the footnotes to the table below, each of the selling security holders has represented to us that it is not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

Name of	Shares of Common Stock Beneficially Owned	Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering(1)
Beneficial Owner	Prior to Offering	Prospectus	Number	Percentage
Amin Somani	610,000	112,903	497,097	1.1%
BRIO Capital Master Fund Ltd.	583,354	90,322	493,032	1.0%
Donald Isbell	25,807	12,903	12,904	*
Iroquois Capital Investment Group LLC	1,993,313	1,419,167	574,146	1.2%
Iroquois Master Fund Ltd.	2,069,965	1,419,167	650,798	1.4%
Richard Molinsky	64,516	32,258	32,258	*
Wade Madden	292,549	32,258	260,291	*
Kingsbrook Opportunities Master Fund LP	201,290	40,000	161,290	*
Meridian Newcastle Group, Inc.	340,000	108,196	231,804	*
Global Capital Group LLC	648,217	70,967	577,250	1.2%

(*)	Indicates beneficial ownership of less than 1%.

(1)

Assumes all shares being offered under this prospectus are sold. The percentage of beneficial ownership after the offering is based on 47,251,811 shares of common stock, consisting of 43,913,670 shares of common stock outstanding as of August 5, 2020 and the 3,338,141 shares of common stock offered under this prospectus.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling security holders to permit the resale of these shares of common stock by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We may, however, receive cash proceeds equal to the exercise price of the Warrants that a stockholder may exercise, to the extent any such Warrants are exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling security holders may also sell the shares of common stock under Rule 144 promulgated under the Securities Act or any other exemption under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell the shares of common stock short and deliver the shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Troutman Pepper Hamilton Sanders LLP, Irvine, California.

EXPERTS

The financial statements of Verb Technology Company, Inc. as of and for the years ended December 31, 2019 and 2018 appearing in Verb Technology Company, Inc.’s Annual Report on Form 10-K, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in their report thereon, included therein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the shares of common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the shares of common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC.

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The SEC maintains an Internet web site that contains reports, prospectus and information statements and other information regarding issuers, including Verb Technology Company, Inc., that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our Internet website address is https://www.verb.tech/.

We do not anticipate that we will send an annual report to our stockholders until and unless we are required to do so by the rules of the SEC.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020;

●	our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on June 4, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

●	our Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2020, filed with the SEC on June 4, 2020;

●	our Current Reports on Form 8-K filed with the SEC on February 25, 2020, March 23, 2020, March 27, 2020, May 4, 2020, May 14, 2020, July 24, 2020, July 30, 2020 and July 31, 2020; and

●	the description of our securities contained in Exhibit 4.17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of common stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

Verb Technology Company, Inc.

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

Attn: Investor Relations

Telephone: (855) 250-2300

18

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee		$532.95
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Costs		—
Miscellaneous		*
Total	$	*
*To be filed by amendment

Item 15. Indemnification of Directors and Officers.

We are a Nevada corporation governed by the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of a final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

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Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our articles of incorporation provide that, except in some specified instances, our directors and officers shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors and officers, except liability for the following:

●	acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or
●	the payment of distributions in violation of NRS 78.300, as amended.

In addition, our articles of incorporation and bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the NRS. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person against such liability and expenses. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by our board of directors. In general, the indemnification agreements provide that we will, to the fullest extent permitted by Nevada law and subject to certain limitations, indemnify the indemnitee against certain expenses (including attorneys’ fees), judgments, fines, penalties, and settlement amounts that may be incurred in connection with the defense or settlement of any claim, criminal, civil, or administrative action or proceeding to which the indemnitee becomes subject in connection with his or her services as an executive officer, director, or both. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement.

Document	Exhibit Number
Articles of Incorporation	3.1
Amended and Restated Bylaws	3.2
Form of Indemnity Agreement between Verb Technology Company, Inc. and each of its Executive Officers and Directors	10.43

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Item 16. Exhibits.

(a)       Exhibits.

The exhibits listed below are filed as part of or incorporated by reference into this registration statement on Form S-3. Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified.

INDEX TO EXHIBITS

		Where Located
Exhibit Number	Description*	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

1.1	Underwriting Agreement dated as of July 21, 2020 by and between Verb Technology Company, Inc. and Ladenburg Thalmann & CO., Inc.	8-K	001-38834	1.1	07/24/2020

3.1	Articles of Incorporation as filed with the Secretary of State of the State of Nevada on November 27, 2012	S-1	333-187782	3.1	04/08/2013

3.2	Amended and Restated Bylaws of Verb Technology Company, Inc.	8-K	001-38834	3.12	11/01/2019

3.3	Certificate of Change as filed with the Secretary of State of the State of Nevada on October 6, 2014	8-K	001-38834	3.3	10/22/2014

3.4	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 6, 2014	8-K	001-38834	3.4	10/22/2014

3.5	Articles of Merger as filed with the Secretary of State of the State of Nevada on April 4, 2017	8-K	001-38834	3.5	04/24/2017

3.6	Certificate of Correction as filed with the Secretary of State of the State of Nevada on April 17, 2017	8-K	001-38834	3.6	04/24/2017

3.7	Certificate of Change as filed with the Secretary of State of the State of Nevada on February 1, 2019	10-K	001-38834	3.7	02/07/2019

3.8	Articles of Merger as filed with the Secretary of State of the State of Nevada on January 31, 2019	10-K	001-38834	3.8	02/07/2019

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3.9	Certificate of Correction as filed with the Secretary of State of the State of Nevada on February 22, 2019	S-1/A	333-226840	3.9	03/14/2019

3.10	Articles of Merger of Sound Concepts, Inc. with and into NF Merger Sub, Inc. as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019	10-Q	001-38834	3.10	05/15/2019

3.11	Statement of Merger of Verb Direct, Inc. with and into NF Acquisition Company, LLC as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019	10-Q	001-38834	3.11	05/15/2019

3.12	Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 10, 2018	S-1	333-226840	4.28	08/14/2018

3.13	Certificate of Designation of Rights, Preferences, and Restrictions of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 12, 2019	10-Q	001-38334	3.12	08/14/2019

4.1	Common Stock Purchase Warrant (First Warrant) dated September 15, 2017, issued to Kodiak Capital Group, LLC	8-K	001-38834	4.1	10/02/2017

4.2	Common Stock Purchase Warrant (Second Warrant) dated September 15, 2017, issued to Kodiak Capital Group, LLC	8-K	001-38834	4.2	10/02/2017

4.3	Common Stock Purchase Warrant (Third Warrant) dated September 15, 2017, issued to Kodiak Capital Group, LLC	8-K	001-38834	4.3	10/02/2017

4.4	Common Stock Purchase Warrant dated December 5, 2017 issued to EMA Financial, LLC	8-K	001-38834	10.3	12/14/2017

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4.5	Common Stock Purchase Warrant dated December 5, 2017 issued to Auctus Fund, LLC	8-K	001-38834	10.6	12/14/2017

4.6	Common Stock Purchase Warrant dated January 11, 2018 issued to EMA Financial, LLC	8-K	001-38834	10.3	01/26/2018

4.7	Common Stock Purchase Warrant dated January 10, 2018 issued to Auctus Fund, LLC	8-K	001-38834	10.6	01/26/2018

4.8	Convertible Promissory Note dated October 30, 2018 in favor of Ira Gains.	10-K	001-38834	4.31	02/07/2019

4.9	Convertible Promissory Note dated October 30, 2018 in favor of Gina Trippiedi	10-K	001-38834	4.32	02/07/2019

4.10	5% Original Issue Discount Promissory Note due August 1, 2019 issued in favor of Bellridge Capital, LP	10-K	001-38834	4.33	02/07/2019

4.11	Form of Investor Common Stock Purchase Warrant	S-1/A	333-226840	4.34	04/02/2019

4.12	Form of Underwriter’s Common Stock Purchase Warrant	S-1/A	333-226840	4.35	04/02/2019

4.13	Form of Common Stock Purchase Warrant in favor of A.G.P./Alliance Global Partners	S-1/A	333-226840	4.36	04/02/2019

4.14	Form of Common Stock Purchase Warrant	10-Q	001-38834	4.37	08/14/2019

4.15	Verb Technology Company, Inc. 2019 Omnibus Incentive Plan#	S-8	333-235684	4.13	12/23/2019

4.16	Form of Common Stock Purchase Warrant (granted by the Company in February 2020 and March 2020)	8-K	001-38834	4.38	02/25/2020

4.17	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K/A	001-38834	4.17	06/04/2020

4.18	Common Stock Purchase Warrant in favor of Iroquois Capital Investment Group LLC					X

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4.19	Common Stock Purchase Warrant in favor of Iroquois Master Fund Ltd.					X

4.20	Common Stock Purchase Warrant in favor of Kingsbrook Opportunities Master Fund LP					X

4.21	Common Stock Purchase Warrant in favor of Meridian Newcastle Group, Inc.					X

4.22	Common Stock Purchase Warrant in favor of Meridian Newcastle Group, Inc.					X

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP					X

10.1	2014 Stock Option Plan#	8-K	001-38834	10.1	10/22/2014

10.2	Executive Employment Agreement dated December 20, 2019 by and between the Company and Rory J. Cutaia#	10-K	001-38834	10.2	05/14/2020

10.3	Settlement and Release Agreement dated February 6, 2015, by and among Songstagram, Inc., Jeff Franklin, and the Company	8-K	001-38834	10.1	03/09/2015

10.4	Form of Option Agreement for Messrs. Geiskopf and Cutaia#	8-K	001-38834	10.2	05/19/2016

10.5	Form of Stock Option Agreement between Jeffrey R. Clayborne and the Company#	8-K	001-38834	10.2	05/19/2016

10.6	Securities Purchase Agreement dated February 13, 2017, by and between the Company and certain purchasers named therein	8-K	001-38834	10.1	02/21/2017

10.7	Equity Purchase Agreement, as corrected, dated September 15, 2017, by and between the Company and Kodiak Capital Group, LLC	8-K/A	001-38834	10.1	10/27/2017

10.8	Registration Rights Agreement dated September 15, 2017, by and between the Company and Kodiak Capital Group, LLC	8-K	001-38834	10.2	10/02/2017

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10.9	Securities Purchase Agreement dated December 5, 2017, by and between the Company and EMA Financial, LLC	8-K	001-38834	10.1	12/14/2017

10.10	Securities Purchase Agreement, dated December 5, 2017, by and between the Company and Auctus Fund, LLC	8-K	001-38834	10.4	12/14/2017

10.11	Securities Purchase Agreement dated December 13, 2017, by and between the Company and PowerUp Lending Group, LTD	8-K	001-38834	10.7	12/14/2017

10.12	Securities Purchase Agreement dated January 11, 2018, by and between the Company and EMA Financial, LLC	8-K	001-38834	10.1	01/26/2018

10.13	Securities Purchase Agreement, dated January 10, 2018, by and between the Company and Auctus Fund, LLC	8-K	001-38834	10.4	01/26/2018

10.14	SuiteCloud Developer Network Agreement, dated January 2, 2018, by and between the Company and Oracle	8-K	001-38834	10.1	04/23/2018

10.15	Lease Agreement, dated June 22, 2017, by and between La Park La Brea B LLC and the Company	S-1	333-226840	10.33	08/14/2018

10.16	Renewal Amendment of Lease Agreement, dated May 1, 2018, by and between La Park La Brea B LLC and the Company	S-1	333-226840	10.34	08/14/2018

10.17	Adobe Marketo LaunchPoint Accelerate Program Agreement, dated April 1, 2018, by and between the Company and Adobe Marketo	S-1	333-226840	10.35	08/14/2018

10.18	Securities Purchase Agreement dated October 19, 2018	8-K	001-38834	10.36	10/25/2018

10.19	Agreement and Plan of Merger, dated November 8, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.1	11/14/2018

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10.20	Letter Agreement dated November 8, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.2	11/14/2018

10.21	Letter Agreement dated November 12, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.3	11/14/2018

10.22	Securities Purchase Agreement dated February 1, 2019 by and between the Company and Bellridge	10-K	001-38834	10.40	02/07/2019

10.23	Lock-Up Agreement dated October 30, 2018, by and between the Company and Ira Gaines.	10-K	001-38834	10.41	02/07/2019

10.24	Lock-Up Agreement dated October 30, 2018, by and between the Company and Gina Trippiedi	10-K	001-38834	10.42	02/07/2019

10.25	Partner Application Distribution Agreement dated February 4, 2019, by and between the Company and Salesforce.com, Inc.	10-K	001-38834	10.43	02/07/2019

10.26	Service Agreement dated December 21, 2018, by and between the Company and Major Tom Agency Inc.	10-K	001-38834	10.44	02/07/2019

10.27	Lease Agreement dated February 5, 2019 by and between the Company and NPBeach Marina LLC	S-1/A	333-226840	10.45	02/19/2019

10.28	Warrant Agent Agreement dated April 4, 2019 by and between the Company and VStock Transfer, LLC	8-K	001-38834	10.1	04/05/2019

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10.29	Short-Term Demand Promissory Note of the Company in favor of David Martin dated March 22, 2019	S-1/A	333-226840	10.47	04/02/2019

10.30	Short-Term Demand Promissory Note of the Company in favor of Amin Somani dated April 2, 2019	10-Q	001-38834	10.48	05/15/2019

10.31	Demand Promissory Note of the Company in favor of Adam Wolfson dated April 30, 2019	10-Q	001-38834	10.49	05/15/2019

10.32	Short-Term Demand Promissory Note of the company in favor of Amin Somani dated March 29, 2019	10-Q	001-38834	10.50	08/14/2019

10.33	Amendment to Short-Term Promissory Note of the Company in favor of Amin Somani dated July 10, 2019	10-Q	001-38834	10.51	08/14/2019

10.34	Amendment to Short-Term Demand Promissory Note of the Company in favor of Amin Somani dated July 10, 2019	10-Q	001-38834	10.52	08/14/2019

10.35	Amendment to Short-Term Demand Promissory Note of the Company in favor of Adam Wolfson dated July 29, 2019	10-Q	001-38834	10.53	08/14/2019

10.36	First Amendment to Lease dated June 2, 2019 by and between the Company and NPBeach Marina LLC	10-Q	001-38834	10.54	08/14/2019

10.37	Extension Letter from the Company to NPBeach Marina LLC dated March 26, 2019	10-Q	001-38834	10.55	08/14/2019

10.38	Securities Purchase Agreement dated August 14, 2019 between the Company and certain purchasers identified therein	10-Q	001-38834	10.56	08/14/2019

10.39	Form of Omnibus Waiver and Acknowledgment Agreement, entered into as of February 7, 2020, by and between the Company and certain purchasers of the Company’s Series A convertible Preferred Stock and grantees of the Company’s common stock purchase warrants in August 2019	8-K	001-38834	10.58	02/25/2020

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10.40	Form of alternative Omnibus Waiver And Acknowledgement Agreement, entered into as of February7, 2020, by and between the Company and certain purchasers of the Company’s Series A convertible Preferred Stock and grantees of the Company’s common stock purchase warrants in August 2019	8-K	001-38834	10.58a	02/25/2020

10.41	Form of Subscription Agreement (February and March 2020) entered into by the Private Placement investors and the Company	8-K	001-38834	10.59	02/25/2020

10.42	Promissory Note by Verb Technology Company, Inc. in favor of Zions Bancorporation, N.A. dated April 17, 2020	8-K	001-38834	10.1	05/14/2020

10.43	Form of Indemnity Agreement between Verb Technology Company, Inc. and each of its Executive Officers and Directors#	10-K/A	001-38834	10.43	06/04/2020

10.44	Settlement and Release Agreement dated as of August 5, 2020 by and among the Company, Iroquois Capital Investment Group LLC and Iroquois Master Fund Ltd.					X

10.45	Settlement and Release Agreement dated as of August 6, 2020 by and between the Company and Kingsbrook Opportunities Master Fund LP					X

14.1	Code of Ethics and Business Conduct for Directors, Senior Officers and Employees of Corporation	8-K	001-38834	14.1	10/22/2014

21.1	Subsidiaries of the Registrant	10-K	001-38834	21.1	05/14/2020

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1 hereto)					X

23.2	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X

(#)	A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

(*)	Certain of the agreements filed as exhibits contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned hereby further undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 10th day of August, 2020.

Verb Technology Company, Inc.,
a Nevada corporation

By:	/s/ RORY J. CUTAIA
Rory J. Cutaia
President, Chief Executive Officer, Secretary and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rory J. Cutaia his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this registration statement on Form S-3, and to file such amendments, together with exhibits and other documents in connection therewith, with the SEC, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RORY J. CUTAIA	President, Chief Executive Officer	August 10, 2020
Rory J. Cutaia	(principal executive officer), Secretary and Director

/s/ JAMES P. GEISKOPF	Lead Director	August 10, 2020
James P. Geiskopf

/s/ JEFFREY CLAYBORNE	Chief Financial Officer	August 10, 2020
Jeffrey Clayborne	(principal financial and accounting officer) and Treasurer

/s/ PHILIP J. BOND	Director	August 10, 2020
Philip J. Bond

/s/ KENNETH S. CRAGUN	Director	August 10, 2020
Kenneth S. Cragun

/s/ NANCY HEINEN	Director	August 10, 2020
Nancy Heinen

/s/ JUDITH HAMMERSCHMIDT	Director	August 10, 2020
Judith Hammerschmidt

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